Exhibit 99.1
CEVA, Inc. Announces Record First Quarter 2008 Financial Results
Record high total revenue and royalty revenue; Key license agreements for mobile multimedia, femtocells and solid state drive applications
SAN JOSE, Calif. — April 29, 2008 - CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile handsets, consumer electronics and storage applications, today announced its financial results for the first quarter ended March 31, 2008.
Total revenue for the first quarter of 2008 was $10.1 million, an increase of 30% compared to $7.7 million reported for the first quarter of 2007. First quarter of 2008 licensing revenue was $5.1 million, an increase of 10% from $4.6 million reported for the first quarter of 2007. Royalty revenue for the first quarter of 2008 was an all-time record high of $3.7 million, an increase of 91% over $2.0 million for the first quarter of 2007 and a sequential increase of 23% over $3.0 million for the fourth quarter of 2007. Revenue from services for the first quarter of 2008 was $1.2 million, an increase of 10% compared to $1.1 million reported for the first quarter of 2007.
Net income for the first quarter of 2008 was $5.5 million, compared to net income of $0 for the first quarter of 2007. Diluted net income per share for the first quarter of 2008 was $0.27 per share, compared to diluted net income per share of $0 for the first quarter of 2007.
The financial results for the first quarter of 2008 include a capital gain of $10.9 million from the divestment of the Company’s equity investment in GloNav Inc. to NXP Semiconductors; a tax expense of $3.1 million related to such divestment; a reorganization expense associated with the termination of the long-term Harcourt lease in Ireland of $3.5 million; and equity-based compensation expense of $0.6 million. The contribution to the diluted net income per share for the first quarter of 2008 of the capital gain, net of taxes and the reorganization expenses were $0.37 and $(0.17), respectively.
During the quarter, the Company concluded ten new license agreements. Eight agreements were for CEVA DSP cores and platforms and two were for CEVA SATA technology. Target applications for customer deployment are 3G smart phones, cellular femtocells, portable multimedia players and solid state drive (SSD) devices. Geographically, three of the ten deals signed were in the U.S., six were in Europe and one was in the Asia Pacific region.

In the first quarter of 2008, CEVA signed three new agreements for its multimedia technologies. These key customer wins reflect the Company’s strategy to develop portable multimedia technology solutions exploiting the growing use of Internet video, including movies trailers, music videos and user-generated content sites such as YouTube. CEVA’s unique DSP software-based solution supports both present and future video and audio formats without the need for dedicated hardware in the system or costly silicon respin each time a new video or audio format gains popularity on the Internet.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “The first quarter of 2008 represented the most successful quarter in CEVA’s five year history, with record total revenue, royalty revenue, net income and earnings per share. Record royalties of $3.7 million reflect the Company’s growing market share expansion in the cellular handset market. Our strong presence across all the key handset segments, comprising of ultra low-cost, mid-range and high-end 3.5G phones, continues to grow as many of the leading handset manufacturers transitioning to multi-source strategies favor CEVA’s DSP technology.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “In the first quarter, we set new standards for both the Company’s financial performance and the industry’s adoption of CEVA’s technologies. Royalties came in at a record high, as has been the case for each of the last three quarters. CEVA also generated record high net income and earnings per share. The Company also managed to generate overall positive cash flow of approximately $9.1 million during the quarter, mainly due to the divestment of our equity investment in GloNav to NXP Semiconductors, off-set by the one-time payment of approximately $5.8 million associated with the termination of the Harcourt lease. As of March 31, 2008, CEVA’s cash balances and marketable securities were $85.5 million.”
CEVA Conference Call
On April 29, 2008, CEVA management will conduct a conference call at 8:30 a.m. Eastern Time / 1.30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link: http://www.videonewswire.com/event.asp?id=47253. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-800-642-1687 (passcode: 42226593) for US domestic callers and +44-800-917-2646 (passcode: 42226593) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on May 6, 2008. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston

CEVA, Inc.	CEVA, Inc.

Tel: +1.408.514.2941	Tel: +1.408.514.2976

Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2007, CEVA’s IP was shipped in over 225 million devices. For more information, visit www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statement that the record royalties in the first quarter of 2008 reflect CEVA’s growing market share expansion in the cellular handset market. The risks, uncertainties and assumptions include: the ability of CEVA’s DSP cores and other technologies to continue to be strong growth drivers for the Company, including adapting to changes in the cellular handset market; the effect of intense competition within our industry; the possibility that the market for our technology may not develop as expected; the possibility that our customers’ products incorporating our technologies do not succeed as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to continue to improve our license and royalty revenue in future periods and other risks relating to our business and the pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended
	March
	2008	2007
	Unaudited	Unaudited
Revenues:
Licensing	$5,088	$4,639
Royalties	3,733	1,957
Other revenues	1,246	1,130

Total revenues	10,067	7,726

Cost of revenues	1,170	1,007

Gross profit	8,897	6,719

Operating expenses:
Research and development, net	5,120	4,700
Sales and marketing	1,773	1,555
General and administrative	1,590	1,246
Amortization of intangible assets	21	42
Reorganization expense	3,537	—

Total operating expenses	12,041	7,543

Operating loss	(3,144)	(824)
Financial income, net	808	824
Other income	10,869	—

Income before taxes on income	8,533	—
Taxes on income	3,022	—

Net income	$5,511	$0

Basic and diluted net income per share	$0.27	$0.00
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	20,095	19,420
Diluted	20,724	19,420

Unaudited Reconciliation of Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended
	March 31,
	2008	2007
	Unaudited	Unaudited
GAAP net income	$5,511	$0
Equity-based compensation expense included in cost of revenue	28	18
Equity-based compensation expense included in research and development expenses	267	196
Equity-based compensation expense included in sales and marketing expenses	95	82
Equity-based compensation expense included in general and administrative expenses	188	176
Reorganization expense (1)	3,537	—
Other income (2)	(10,865)	—
Taxes on income (2)	3,105

Total reconciliation	$1,866	$472

GAAP weighted-average number of Common Stock used in computation of diluted net income per share (in thousands)	20,724	19,420

Weighted-average number of shares related to outstanding options	169	208

Weighted-average number of Common Stock used in computation of diluted net income per share excluding equity-based compensation expense, reorganization expense, net and capital gains from divestment of GloNav equity investment, net (in thousands)	20,893	19,628

GAAP diluted net income per share	$0.27	$0.00
Equity-based compensation expense	$0.02	$0.02
Reorganization expense (1)	$0.17	—
Other income (2)	$(0.52)	—
Taxes on income (2)	$0.15	—

Total reconciliation	$0.09	$0.02

(1)	Results for the three months ended March 31, 2008 included a reorganization expense of $3.5 million related to termination of the long-term Harcourt lease property in Ireland.

(2)	Results for the three months ended March 31, 2008 included a capital gain of 10.9 million reported in interest and other income, net and the applicable tax expense of $3.1 million reported in taxes on income, related to the divestment of CEVA’s equity interest in GloNov Inc. to NXP Semiconductors.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	March 31,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
Current assets:
Cash and cash equivalents	$52,501	$40,697
Marketable securities and short term bank deposits	33,013	35,678
Trade receivables, net	6,004	2,502
Deferred tax assets	993	861
Prepaid expenses	1,633	904
Investment	—	4,233
Other current assets	1,875	2,391

Total current assets	96,019	87,266

Long-term investments:
Severance pay fund	3,539	3,091
Deferred tax assets	732	455
Property and equipment, net	1,558	1,626
Goodwill	36,498	36,498
Other intangible assets, net	32	53

Total assets	$138,378	$128,989

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade payables	$870	$455
Accrued expenses and other payables	8,638	8,452
Taxes payable	3,391	320
Deferred revenues	701	727

Total current liabilities	13,600	9,954

Accrued severance pay	3,724	3,141
Accrued liabilities	—	1,506

Total liabilities	17,324	14,601

Stockholders’ equity:
Common Stock	20	20
Additional paid in-capital	150,973	149,772
Other comprehensive income (loss)	(39)	7
Accumulated deficit	(29,900)	(35,411)

Total stockholders’ equity	121,054	114,388

Total liabilities and stockholders’ equity	$138,378	$128,989